CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933, of our reports dated February 22, 2018 relating to the financial statements and financial highlights of the Madison Strategic Sector Premium Fund and the Madison Covered Call and Equity Strategy Fund, appearing in the Annual Reports on Form N-CSR of Madison Strategic Sector Premium Fund and the Madison Covered Call and Equity Strategy Fund, respectively, for the year ended December 31, 2017, and to the reference to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, IL
August 28, 2018